Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-292427 and 333-294419) and Form S-8 (No. 333-283696) of our report dated March 30, 2026, relating to the consolidated financial statements of Innventure, Inc. and subsidiaries (the “Company”) as of and for the year ended December 31, 2025, which included an explanatory paragraph related to the Company’s ability to continue as a going concern, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ WithumSmith+Brown, PC

Orlando, Florida
March 30, 2026